                                                          Exhibit No. EX-99.h.2.

                                     Form of

                            TRANSFER AGENCY AGREEMENT

     THIS TRANSFER AGENCY AGREEMENT is made as of this __ day of ____, 200__, by and between  ______________,  a _____________  business trust (the "Trust"), and
UMB Fund  Services,  Inc., a Wisconsin  corporation,  its successors and assigns
("UMBFS").

                                R E C I T A L S:

     WHEREAS,  the  Trust  is  registered  under  the  1940  Act as an  open-end management investment company; and

     WHEREAS,  the Trust  desires  to retain  UMBFS to render  certain  transfer agency and dividend disbursement  services,  and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

                              A G R E E M E N T S:

     NOW,  THEREFORE,  in  consideration  of the mutual  promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby  acknowledged,  the parties hereto,  intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     In  addition  to any  terms  defined  in the  body of this  Agreement,  the following  capitalized  terms  shall  have the  meanings  set forth  hereinafter whenever they appear in this Agreement:

     1.01 1940 Act shall mean the  Investment  Company  Act of 1940,  as amended from time to time.

     1.02 AML Laws shall mean the rules  promulgated  under Sections 326 and 352 of the USA PATRIOT Act.

     1.03  Authorized  Person shall mean any  individual  who is  authorized  to provide UMBFS with Instructions and requests on behalf of the Trust,  whose name shall be certified  to UMBFS from time to time  pursuant to Section 8.01 of this
Agreement.

     1.04 Board of Trustees shall mean the Board of Trustees of the Trust.

     1.05 Custodian shall mean the financial  institution appointed as custodian under the terms and  conditions of the custody  agreement  between the financial institution and the Trust, or its successor.

     1.06  Declaration  of Trust  shall mean the  Declaration  of Trust or other similar  operational  document of the Trust, as the case may be, as the same may be amended from time to time.

     1.07  Exchange  Act shall  mean the  Securities  Exchange  Act of 1934,  as amended from time to time.

     1.08 Fund shall mean each  separate  series of Shares  offered by the Trust representing  interests in a separate  portfolio of securities  and other assets for  which  the  Trust  has  appointed  UMBFS as  transfer  agent  and  dividend disbursing agent under this Agreement.

     1.09  Fund  Business  Day shall  mean each day on which the New York  Stock
Exchange, Inc. is open for trading.

     1.10  Instructions  shall  mean an oral  communication  from an  Authorized
Person or a written  communication  signed by an Authorized  Person and actually received by UMBFS.  Instructions  shall  include  manually  executed  originals,
telefacsimile   transmissions  of  manually  executed  originals  or  electronic communications.

     1.11  Prospectus  shall  mean  the  current  Prospectus  and  Statement  of
Additional  Information  with  respect  to  a  Fund  (including  any  applicable supplement)  actually received by UMBFS from the Trust with respect to which the
Trust has  indicated a  registration  statement has become  effective  under the
Securities Act and the 1940 Act.

     1.12  Securities Act shall mean the Securities Act of 1933, as amended from time to time.

     1.13  Shares  shall  mean such  shares  of  beneficial  interest,  or class thereof,  of each  respective  Fund of the Trust as may be  issued  from time to time.

     1.14  Shareholder  shall mean a record  owner of Shares of each  respective
Fund of the Trust.

                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

     2.01  Appointment.  The Trust hereby  appoints  UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this
Agreement  with  respect  to each Fund  listed  on  Schedule  A hereto,  and any additional Fund the Trust and UMBFS may agree to include on any amended Schedule
A.  UMBFS  hereby  accepts  such  appointment  as  transfer  agent and  dividend disbursing  agent and agrees to perform the duties  thereof as  hereinafter  set forth.

     2.02 Duties.

          A. UMBFS shall  perform the transfer  agent and dividend  disbursement services  described on Schedule B hereto and such additional  services as may be agreed to by the  parties  from time to time and set  forth in an  amendment  to
Schedule  B  (collectively,  the  "Services").  UMBFS  shall  have no  duties or responsibilities other than those specifically set forth in this Agreement,  and no  covenant or  obligation  to carry out any other  duties or  responsibilities shall be implied in this Agreement against UMBFS.

          B. UMBFS may, in its  discretion,  appoint  other parties to carry out some or all of its responsibilities under this Agreement.

     2.03 Deliveries.

          A. In  connection  with  UMBFS'  appointment  as  transfer  agent  and dividend  disbursing  agent,  the Trust  shall  deliver  or cause the  following documents to be delivered to UMBFS:

          (1) A copy of the  Declaration  of Trust and  By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;

          (2) A  certificate  signed by the President and Secretary of the Trust specifying  the number of  authorized  Shares and the number of such  authorized
Shares issued and currently outstanding,  if any, the validity of the authorized and outstanding  Shares,  whether such shares are fully paid and non-assessable, and the status of the Shares under the Securities  Act and any other  applicable federal law or regulation;

          (3) A certified  copy of the  resolutions  of the Board of Trustees of the Trust appointing  UMBFS as transfer agent and dividend  disbursing agent and authorizing  the  execution of this Transfer  Agency  Agreement on behalf of the
Trust;

          (4) Copies of the Trust's Registration  Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the  Securities  and Exchange  Commission  under the Securities Act and the
1940 Act, together with any applications filed in connection therewith; and

          (5) The certificate required by Section 8.01 of this Agreement, signed by an  officer of the Trust and  designating  the names of the  Trust's  initial
Authorized Persons.

          (6) [a certificate as of __________  certifying that all accounts have been reconciled through that date as required by Section 6.06]

          B. The Trust agrees to deliver or to cause to be delivered to UMBFS in
Milwaukee,  Wisconsin,  at the Trust's expense,  all of its Shareholder  account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably  request in order for UMBFS to perform the Services hereunder.

                                   ARTICLE III

                             COMPENSATION & EXPENSES

     3.01 Compensation. As compensation for the performance of the Services, the
Trust agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time.  The parties may amend Schedule C to include fees for any  additional  services  requested  by  the  Trust,  enhancements  to  current
Services, or to add Funds for which UMBFS has been retained. The Trust agrees to pay UMBFS' then current rate for any Services added to, or any  enhancements  to existing  Services  set  forth  on,  Schedule  C  after  the  execution  of this
Agreement.

     3.02 Expenses.  The Trust also agrees to promptly  reimburse  UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance  of  Services  under this  Agreement.  Out-of-pocket  expense  shall include,  but not be limited to, those items specified on Schedule C hereto.  If requested by UMBFS,  out-of-pocket  expenses are payable in advance.  Payment of postage expenses,  if prepayment is requested,  is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related  Service(s)
until payment is received.

     3.03 Payment Procedures.

          A. The Trust  agrees to pay all amounts due  hereunder  within  thirty
(30) days of the date  reflected on the  statement  for such  Services (the "Due
Date"). Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and  out-of-pocket  expenses as incurred  (unless  prepayment  is  requested  by
UMBFS).  UMBFS may, at its option,  arrange to have  various  service  providers submit invoices directly to the Trust for payment of reimbursable  out-of-pocket expenses.

          B. The Trust is aware that its  failure to remit to UMBFS all  amounts due on or before the Due Date will cause UMBFS to incur  costs not  contemplated by this  Agreement,  including,  but not  limited to  carrying,  processing  and accounting  charges.  Accordingly,  in the event that UMBFS does not receive any amounts due hereunder by the due date,  the Trust agrees to pay a late charge on the overdue  amount  equal to one and one-half  percent  (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay UMBFS'  reasonable  attorney's fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge  represents a fair and  reasonable  computation  of the costs incurred by reason of the Trust's late  payment.  Acceptance of such late charge shall in no event  constitute a waiver by UMBFS of the Trust's default or prevent UMBFS from exercising any other rights and remedies available to it.

          C. In the event that any charges are disputed,  the Trust shall, on or before the Due Date, pay all  undisputed  amounts due hereunder and notify UMBFS in  writing of any  disputed  charges  for  out-of-pocket  expenses  which it is disputing in good faith.  Payment for such  disputed  charges shall be due on or before the close of the fifth  (5th)  business  day after the day on which UMBFS provides  to the Fund  documentation  which an  objective  observer  would agree reasonably  supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges  disputed  in good faith until the first day after the Revised Due Date.

     3.04  Allocation of Risk. The Trust  acknowledges  that the fees charged by
UMBFS under this  Agreement  reflect the allocation of risk between the parties, including the exclusion of remedies and  limitations on liability in Article IX.
Modifying  the  allocation  of risk from what is stated  herein would affect the fees that UMBFS charges.  Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

                                   ARTICLE IV

                            PROCESSING AND PROCEDURES

     4.01 Issuance, Redemption and Transfer of Shares

          A. UMBFS agrees to accept purchase orders and redemption requests with respect  to the  Shares of each Fund via  postal  mail,  telephone  or  personal delivery on each Fund  Business Day in accordance  with such Fund's  Prospectus;
provided,  however,  that UMBFS shall only accept purchase orders from states in which the Shares are qualified  for sale, as indicated  from time to time by the
Trust.  UMBFS shall, as of the time at which the net asset value of each Fund is computed  on each Fund  Business  Day,  issue to and  redeem  from the  accounts specified in a purchase order or redemption  request in proper form and accepted by the Fund the  appropriate  number of full and fractional  Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund  Business  Day from or on behalf  of the Fund.  UMBFS  shall not be responsible  for the payment of any original issue or other taxes required to be paid by the Trust in  connection  with the issuance of any Shares in  accordance with this  Agreement.  UMBFS shall not be required to issue any Shares  after it has received from an Authorized  Person or from an appropriate  federal or state authority  written  notification  that the sale of Shares has been  suspended or
discontinued,   and  UMBFS  shall  be   entitled  to  rely  upon  such   written
notification. Payment for Shares shall be in the form of a check, wire transfer,
Automated  Clearing  House  transfer or such other  methods to which the parties shall mutually agree.

          B. Upon receipt of a  redemption  request and monies paid to it by the
Custodian  in  connection  with a redemption  of Shares,  UMBFS shall cancel the redeemed  Shares and after making  appropriate  deduction for any withholding of taxes required of it by applicable  federal law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

          C. Except as otherwise provided in this paragraph, UMBFS will transfer or  redeem  Shares  upon  presentation  to UMBFS of  instructions  endorsed  for exchange,  transfer or redemption,  accompanied by such documents as UMBFS deems necessary  to evidence  the  authority  of the person  making  such  transfer or redemption.  UMBFS  reserves  the right to refuse to transfer  or redeem  Shares until it is  satisfied  that the  endorsement  or  instructions  are  valid  and genuine.  For that purpose, it will require,  unless otherwise  instructed by an
Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an "Eligible  Guarantor  Institution" as that term is defined by
SEC Rule 17Ad-15.  UMBFS also reserves the right to refuse to transfer or redeem
Shares  until it is  satisfied  that the  requested  transfer or  redemption  is legally  authorized,  and it shall incur no liability  for the refusal,  in good faith,  to make transfers or  redemptions  which UMBFS,  in its judgment,  deems improper or  unauthorized,  or until it is satisfied that there is no reasonable basis to any claims  adverse  to such  transfer  or  redemption.  UMBFS may,  in effecting transfers and redemptions of Shares, rely upon those provisions of the
Uniform Act for the  Simplification  of Fiduciary  Security  Transfers  (or such other  statutes  which  protect  it and  the  Trust  in not  requiring  complete fiduciary  documentation)  and  shall  not be  responsible  for any act  done or omitted by it in good faith in  reliance  upon such  laws.  Notwithstanding  the foregoing or any other  provision  contained in this  Agreement to the contrary,
UMBFS shall be fully  protected by each Fund in not requiring  any  instruments,
documents,   assurances,   endorsements   or  guarantees,   including,   without
limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be  inconsistent  with the  transfer  and  redemption  procedures described in the Prospectus.

          D.  Notwithstanding  any provision  contained in this Agreement to the contrary,  UMBFS shall not be required or expected to require, as a condition to any  transfer  or  redemption  of any  Shares  pursuant  to a  computer  tape or electronic  data  transmission,  any  documents to evidence the authority of the person  requesting  the transfer or  redemption  and/or the payment of any stock transfer  taxes,  and shall be fully  protected in acting in accordance with the applicable provisions of this Article.

          E. In  connection  with each  purchase and each  redemption of Shares,
UMBFS shall send such  statements as are  prescribed  by the Federal  securities laws  applicable  to transfer  agents or as described in the  Prospectus.  It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.

          F.  UMBFS and the  Trust  shall  establish  procedures  for  effecting purchase,  redemption  or  transfer  transactions  accepted  from  investors  by telephone or other methods  consistent with the terms of the  Prospectus.  UMBFS may establish such additional  procedures,  rules and regulations  governing the purchase,  redemption  or  transfer  of  Shares,  as it may deem  advisable  and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Trust,  for its actions or omissions which are consistent with the foregoing procedures.

          G. The Trust agrees to provide UMBFS with prior notice of any increase or  decrease  in the total  number of Shares  authorized  to be  issued,  or the issuance of any additional  Shares of a Fund pursuant to stock dividends,  stock splits,  recapitalizations,  capital adjustments or similar transactions, and to deliver to UMBFS such  documents,  certificates,  reports and legal  opinions as
UMBFS may reasonably request.

     4.02 Dividends and Distributions.

          A.  The  Trust  shall  give or  cause to be given to UMBFS a copy of a resolution of its Board of Trustees, that either:

          (i)  sets  forth  the  date  of  the  declaration  of  a  dividend  or distribution,  the date of accrual or payment, as the case may be, thereof,  the record date as of which Shareholders entitled to payment or accrual, as the case may  be,  shall  be  determined,  the  amount  per  Share  of such  dividend  or distribution,  the  payment  date on which all  previously  accrued  and  unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

          (ii)  authorizes the declaration of dividends and  distributions  on a daily  or  other  periodic  basis  and  further  authorizes  UMBFS  to rely on a certificate of an Authorized  Person setting forth the information  described in subsection (i) of this paragraph.

          B. In connection  with a reinvestment of a dividend or distribution of
Shares of a Fund,  UMBFS shall as of each Fund  Business  Day, as specified in a certificate  or  resolution  described  in paragraph A, issue Shares of the Fund based on the net  asset  value per  Share of such  Fund  specified  in an advice received from or on behalf of the Fund on such Fund Business Day.

          C. Upon the mail date specified in such certificate or resolution,  as the  case  may  be,  the  Trust  shall,  in  the  case  of a  cash  dividend  or distribution,  cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the  Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash,  make payment of such cash dividends or  distributions to the  Shareholders  as of the record  date.  UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution  described in the  preceding  paragraph.  If UMBFS  shall not  receive  from the  Custodian sufficient  cash to make  payments of any cash dividend or  distribution  to all
Shareholders  of a Fund as of the record date,  UMBFS shall,  upon notifying the
Trust,  withhold payment to such Shareholders  until sufficient cash is provided to UMBFS.

          D. It is understood  that UMBFS in its capacity as transfer  agent and dividend  disbursing agent shall in no way be responsible for the  determination of the  rate or form of  dividends  or  capital  gain  distributions  due to the
Shareholders  pursuant to the terms of this Agreement.  It is further understood that UMBFS shall file with the Internal  Revenue Service and  Shareholders  such appropriate  federal tax forms  concerning  the payment of dividend  and capital gain  distributions  but shall in no way be  responsible  for the  collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

     4.03 Records.

          A. UMBFS shall keep those  records  specified  in Schedule D hereto in the form and  manner,  and for such  period,  as it may deem  advisable  but not
inconsistent   with  the  rules  and   regulations  of  appropriate   government
authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS shall only destroy  records at the  direction of the Trust,  and any such  destruction shall comply with the provisions of Section  248.30(b) of Regulation S-P (17 CFR
248.1-248.30).  UMBFS  may  deliver  to the  Trust  from  time to time at UMBFS'
discretion,  for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer  agent,  as UMBFS may deem  expedient,  other than those which UMBFS is itself  required to maintain  pursuant to applicable laws and  regulations.  The
Trust shall assume all  responsibility for any failure thereafter to produce any record,  paper,  or other  document so returned,  if and when  required.  To the extent  required  by  Section  31 of the 1940 Act and the rules and  regulations thereunder,  the records  specified  in Schedule D hereto  maintained  by UMBFS, which have not been previously  delivered to the Trust pursuant to the foregoing provisions  of this  paragraph,  shall be  considered  to be the property of the
Trust,  shall be made  available  upon request for  inspection  by the officers, employees,  and  auditors  of the  Trust,  and shall be  delivered  to the Trust promptly  upon  request  and in any event upon the date of  termination  of this
Agreement,  in the form and manner kept by UMBFS on such date of  termination or such earlier date as may be  requested  by the Trust.  Notwithstanding  anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records,  papers and  documents to the extent  necessary to comply with the  recordkeeping  requirements of federal and state  securities laws, tax laws and other applicable laws.

          B. UMBFS agrees to keep all records and other information  relative to the Funds' Shareholders confidential, not to use such information other than for purposes of  fulfilling  its duties under the Agreement and not to disclose such
information   except:   (i)  when  requested  to  divulge  such  information  by
duly-constituted  authorities  or court  process,  or (ii) when  requested  by a
Shareholder or  Shareholder's  agent with respect to  information  concerning an account as to which such Shareholder has either a legal or beneficial  interest, or (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder's
agent or the dealer of record with respect to such  account,  or (iv) to seek to
prevent  fraud  and/or  money  laundering  by  providing   certain   shareholder
information to other financial institutions,  or (v) to an affiliate, as defined by Section  248.3(a) of Regulation  S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the  activities  covered by the  exception  under which
UMBFS  received  the  information.  In  case  of any  requests  or  demands  for inspection of the records of the Funds,  UMBFS will endeavor to notify the Trust promptly and to secure  instructions  from a  representative  of the Trust as to such inspection.  Records and information  which have become known to the public
through  no  wrongful  act  of  UMBFS  or  any  of  its  employees,   agents  or
representatives,  and  information  which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

                                    ARTICLE V

                          REPRESENTATION AND WARRANTIES

     5.01  Representations  of Trust. The Trust represents and warrants to UMBFS that:

          A. It is a business  trust duly  organized and existing under the laws of the State of Massachusetts;  it is empowered under applicable laws and by its
Declaration of Trust and By-laws to enter into and perform this  Agreement;  and all  requisite  corporate  proceedings  have been taken to authorize it to enter into and perform this Agreement.

          B. Any officer of the Trust has the  authority  to appoint  additional
Authorized  Persons,  to  limit  or  revoke  the  authority  of  any  previously designated  Authorized  Person,  and to  certify  to  UMBFS  the  names  of such
Authorized Persons.

          C. It is duly registered as an investment company under the 1940 Act.

          D. A  registration  statement  under the  Securities  Act is currently effective and will remain  effective,  and  appropriate  state  securities  laws filings have been made and will  continue to be made,  with respect to Shares of the Trust being offered for sale.

          E.  All  outstanding  Shares  are  validly  issued,   fully  paid  and
non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's  Declaration  of Trust and its  Prospectus  with  respect to each
Fund, such Shares shall be validly issued, fully paid and non-assessable.

          F. All  shareholder  tax  reporting  has  been  completed  timely  and accurately, including the distribution of Forms 5498s for the 200_ tax year.

          G. The Funds,  and all  shareholder  accounts,  are in balance and all accounts reconciled and current as of the date of this Agreement,  and (1) there are no outstanding  issues relating to transfer agent activities and shareholder and Trust record keeping,  including  those related to shareholder  accounts and transaction  activity,  and (2)  there  are no  existing  or  potential  claims, litigation or demands by shareholders or others relating to the Trust, or any of the Funds or their  officers or  Trustees,  except as  disclosed  in writing and dated as of the date of this Agreement to UMBFS.

     5.02  Representations  of UMBFS. UMBFS represents and warrants to the Trust that:

          A. It is a corporation  duly  organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation  and By-laws to enter into and perform this Agreement;  and all requisite  proceedings have been taken to authorize it to enter into and perform this Agreement.

          B. It is duly  registered as a transfer agent under Section 17A of the
1934 Act to the extent required.

          C. It has received a copy of each Fund's  Prospectus  which  describes how sales and redemptions of Shares shall be made.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

     6.01 Information Updates. During the term of this Agreement the Trust shall have the ongoing  obligation to provide  UMBFS with the  following  documents as soon as they become  effective:  (i) certified  copies of all  amendments to its
Declaration of Trust and By-laws made after the date of this Agreement; and (ii)
a copy of each  Fund's  currently  effective  Prospectus.  For  purposes of this
Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually  received by
UMBFS.

     6.02 Share Qualification. The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered  for sale and require  qualification.  If the Trust receives  notice  of any  stop  order  or other  proceeding  in any  such  state affecting  such  qualification  or the sale of  Shares,  or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBFS.

     6.03  Compliance  with Laws.  The Trust  will  comply  with all  applicable requirements  of the  Securities  Act, the Exchange  Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

     6.04  Additional  Duties.  The Trust  agrees that it shall  advise UMBFS at least 30 days  prior to  effecting  any  change in the  Prospectus  which  would increase  or alter the  duties and  obligations  of UMBFS  hereunder,  and shall proceed with such change only if it shall have  received the written  consent of
UMBFS thereto.

     6.05  Transfer  Agent  System.  UMBFS  shall  retain all  right,  title and interest in and any and all computer programs,  screen formats,  report formats,
procedures,  data  bases,  interactive  design  techniques,   derivative  works,
inventions,   discoveries,   patentable  or  copyrightable  matters,   concepts,
expertise,  trade secrets,  trademarks and other related legal rights  provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Trust hereunder.

                                   ARTICLE VII

                                 AML DELEGATION

     7.01  Background.  In order to assist its transfer agent clients with their anti-money laundering  responsibilities under the AML Laws, UMBFS offers various tools  designed  to promote the  detection  and  reporting  of  potential  money laundering  activity by  monitoring  certain  aspects of  shareholder  activity, assist  in the  verification  of  persons  opening  accounts  with the Trust and determine  whether  such  persons  appear  on any  list of  known  or  suspected terrorists or terrorist  organizations.  The Trust has,  after review,  selected various  procedures  and tools  offered by UMBFS to comply  with its  anti-money laundering and customer  identification  program  obligations under the AML Laws
(the "AML  Procedures"),  and desires to implement the AML Procedures as part of its overall  anti-money  laundering program and, subject to the terms of the AML
Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Trust.

     7.02 Delegation.  The Trust  acknowledges that it has had an opportunity to review,  consider and comment upon and select the AML  Procedures  and the Trust has determined that they, as part of the Trust's overall  anti-money  laundering program,  are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist  activities  and to achieve  compliance with the applicable provisions of the AML Laws. Based on this determination, the
Trust hereby  instructs and directs UMBFS to implement the AML Procedures on its behalf,  as such may be  amended  or  revised  from time to time.  The  customer identification  verification  component  of the AML  Procedures  applies only to shareholders who are residents of the United States.

     7.03 Amendment to Procedures.  It is  contemplated  that the AML Procedures will be amended  from time to time by the parties as directed by the Trust based on its  experience in the operation of the AML  Procedures  and/or as additional regulations are adopted and/or  regulatory  guidance is provided relating to the
Trust's anti-money laundering responsibilities.

     7.04   Reporting.   UMBFS  agrees  to  provide  to  the  Trust  (i)  prompt
notification  of any  transaction  or  combination  of  transactions  that UMBFS believes,  based on the AML Procedures,  evidence money  laundering  activity in connection  with the Trust or any  shareholder  of the Trust,  (ii) any  reports
received  by  UMBFS  from  any   government   agency  or   applicable   industry
self-regulatory   organization   pertaining  to  UMBFS'  anti-money   laundering
monitoring  on behalf of the Trust as provided in this  Article  VII,  (iii) any action taken in response to anti-money laundering violations as described in (i)
or  (ii)  and  (iv) a  quarterly  reports  of its  monitoring  and  verification activities on behalf of the Trust. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust's anti-money  laundering  compliance officer.

     7.05 Inspection.  The Trust hereby directs,  and UMBFS  acknowledges,  that
UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS'  implementation of the AML Procedures on behalf  of the  Trust,  as they may  request,  and (2)  permit  such  federal regulators to inspect UMBFS'  implementation  of the AML Procedures on behalf of the Trust.

                                  ARTICLE VIII

                               TRUST INSTRUCTIONS

     8.01 Authorized  Persons.  Upon the execution of this Agreement,  the Trust shall  provide  UMBFS with a  certificate  containing  the names of the  initial
Authorized Persons in a form acceptable to UMBFS. Any officer of the Trust shall be  considered  an  Authorized  Person  (unless  such  authority is limited in a writing from the Trust and  received by UMBFS) and has the  authority to appoint additional  Authorized  Persons,  to  limit  or  revoke  the  authority  of  any previously  designated  Authorized  Person, and to certify to UMBFS the names of the Authorized  Persons from time to time. The Trust shall provide UMBFS with an updated certificate  evidencing the appointment,  removal or change of authority of any Authorized  Person,  it being  understood UMBFS shall not be held to have notice of any change in the authority of any Authorized  Person until receipt of written notice thereof from the Trust.

     8.02 Acceptance of Instructions.  UMBFS, its officers,  agents or employees shall accept  Instructions given to them by any person representing or acting on behalf of the Trust only if such  representative  is an Authorized  Person.  The
Trust agrees that when oral  Instructions are given, it shall,  upon the request of UMBFS, confirm such Instructions in writing.

     8.03 Request for Instructions.  At any time, UMBFS may request Instructions from the Trust  with  respect  to any matter  arising  in  connection  with this
Agreement.  If such Instructions are not received within a reasonable time, then
UMBFS may seek  advice  from legal  counsel  for the Trust at the expense of the
Trust,  or its own legal counsel at its own expense,  and it shall not be liable for any action  taken or not taken by it in good faith in  accordance  with such
Instructions or in accordance with advice of counsel.

                                   ARTICLE IX

                    LIMITATION OF LIABILITY; INDEMNIFICATION

     9.01 Limitation of Liability.  Notwithstanding  anything  contained in this
Agreement to the  contrary,  UMBFS shall not be liable for any error of judgment or  mistake  of law or for any  loss  suffered  by the  Trust  or the  Funds  in connection with the matters to which this Agreement  relates,  except for a loss resulting  from  UMBFS'  willful  misfeasance,  bad faith or  negligence  in the performance  of its duties or from reckless  disregard by it of its  obligations and duties under this Agreement.  Furthermore, UMBFS shall not be liable for (1)
any action taken or omitted to be taken in  accordance  with or in reliance upon written or oral instructions,  advice,  data,  documents or information (without
investigation   or   verification)   received   by  UMBFS  from  an  officer  or
representative  of the  Trust  or from a  representative  of any of the  parties referenced in Section 11.09,  or (2) any action taken or omission by a Fund, the
Trust, investment adviser(s) or any past or current service provider.

     9.02  Indemnification.  The Trust  agrees to  indemnify  and hold  harmless
UMBFS,  its  employees,  agents,  officers,  directors,  affiliates and nominees
("Indemnified  Parties") from and against any and all claims,  demands,  actions and suits,  and from and against  any and all  judgments,  liabilities,  losses, damages,  costs,  charges,  counsel fees and other  expenses of every nature and character which may be asserted against or incurred by any Indemnified  Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to any of the following:

          (a) any  action or  omission  of UMBFS  except  to the  extent a Claim
resulted  from  UMBFS'  willful  misfeasance,   bad  faith,  negligence  in  the
performance  of its duties or from reckless  disregard by it of its  obligations and duties hereunder;

          (b)  UMBFS'   reliance  on,   implementation   of,  or  use,   without
investigation  or  verification,  of  information,  data,  records and documents received by UMBFS from the Trust, or from a representative of any of the parties referenced in Section 11.09, or any third party acting on behalf of the Trust;

          (c) the reliance on, or the implementation of, any Instructions or any other  advice,  instructions,  requests  or  directions  of the  Trust or from a representative  of any of the parties  referenced in Section 11.09, or any third party acting on behalf of the Trust;

          (d) UMBFS' acting upon telephone or electronic  instructions  relating to the  purchase,  exchange  or  redemption  of  Shares  received  by  UMBFS  in accordance with procedures established by UMBFS and the Trust;

          (e) any action taken by or omission of the Trust,  investment  adviser or sub-adviser(s) or any past or current service provider;

          (f) the  acceptance,  processing  and/or  negotiation  of a fraudulent payment  for  the  purchase  of  Shares  unless  the  result  of  UMBFS'  or its affiliates' willful  misfeasance,  bad faith or negligence in the performance of its duties or from reckless  disregard by it of its obligations and duties under this  Agreement.  In the absence of a finding to the contrary,  the  acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be  presumed  not to have been the  result  of  UMBFS' or its  affiliates'
willful misfeasance, bad faith or negligence.

          (g) the offer or sale of Shares in violation of any requirement  under the  securities  laws or  regulations of any state that such Shares be qualified for sale in such state or in  violation  of any stop order or  determination  or ruling by any state  with  respect  to the offer or sale of such  Shares in such state; or

          (h) the  Trust's  refusal or  failure to comply  with the terms of the
Agreement,  or any Claim that arises out of the Trust's negligence or misconduct or breach of any representation or warranty of the Trust made herein.

     9.03 Indemnification Procedures. UMBFS will notify the Trust promptly after identifying  any  situation  which it  believes  presents  or appears  likely to present a Claim for which the Trust may be required to  indemnify  or hold UMBFS harmless  hereunder.  In such  event,  the Trust shall have the option to defend
UMBFS  against  any Claim,  and,  in the event  that the Trust so  elects,  such defense shall be conducted by counsel  chosen by the Trust and approved by UMBFS in its  reasonable  discretion.  UMBFS  shall not  confess any Claim or make any
compromise   in  any  case  in  which  the  Trust   will  be  asked  to  provide
indemnification,  except with the Trust's prior written consent. The obligations of the parties under the Sections 9.02 and 9.03 shall survive the termination of this Agreement.

     9.04 Force Majeure.  UMBFS assumes no responsibility  hereunder,  and shall not be liable, for any damage, loss of data or documents,  errors,  delay or any other loss  whatsoever  caused by events beyond its  reasonable  control.  UMBFS will, however,  take all reasonable steps to minimize service  interruptions for any period that such interruption continues beyond UMBFS' control.

     9.05 Consequential  Damages.  In no event and under no circumstances  shall
UMBFS,  its  affiliates or any of its or their  officers,  directors,  agents or employees be liable to anyone, including, without limitation, [the Trust], under any theory of tort,  contract,  strict  liability  or other  legal or  equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages  for any act or failure  to act under any  provision  of this  Agreement regardless of whether such damages were  foreseeable  and even if advised of the possibility thereof.

     9.06  Additional  Limitations  and  Exclusions.  Notwithstanding  any other provision of this Agreement,  UMBFS shall have no duty or obligation  under this
Agreement to inquire into, and shall not be liable for:

          (a) The legality of the issue or sale of any Shares,  the  sufficiency of the amount to be received  therefor,  or the  authority of the Trust,  as the case may be, to request such sale or issuance;

          (b) The  legality  of a  transfer  of  Shares  or  of a  purchase  or redemption of any Shares,  the propriety of the amount to be paid  therefor,  or the  authority  of the Trust,  as the case may be, to request  such  transfer or redemption;

          (c) The legality of the  declaration of any dividend by the Trust,  or the legality of the issue of any Shares in payment of any stock dividend; or

          (d) The legality of any recapitalization or readjustment of Shares.

                                    ARTICLE X

                              TERM AND TERMINATION

     10.01 Term. This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in  existence  on that date,  on the date an amendment to Schedule A to this
Agreement  relating to that Fund is executed.  This Agreement  shall continue in effect with respect to each Fund until terminated as provided herein.

     10.02 Termination.

          (a) Either party may  terminate  this  Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the  termination  is to be  effective.  In the event such notice is given by the
Trust  pursuant  to  Section  10.02,  it  shall  be  accompanied  by a copy of a resolution  of the Board of Trustees of the Trust  certified by the Secretary or any Assistant  Secretary,  electing to terminate this Agreement and  designating the successor  transfer  agent or transfer  agents.  In the event such notice is given by UMBFS,  the Trust shall on or before the termination  date,  deliver to
UMBFS a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant  Secretary  designating a successor  transfer agent or transfer agents.  In the  absence of such  designation  by the Trust,  the Trust shall be deemed to be its own transfer agent as of the  termination  date and UMBFS shall thereby  be  relieved  of all  duties  and  responsibilities  pursuant  to  this
Agreement.  Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the
Trust upon such  termination,  shall be  immediately  due and  payable  upon and notwithstanding such termination.

          (b)  Notwithstanding  any other  provision of this  Agreement,  in the event of an agreement to enter into a transaction  that would result in a Change of  Control,  as  hereinafter  defined,  of the  Trust's  investment  adviser or sponsor,  the  Trust's  ability to  terminate  this  Agreement  pursuant to this
Article X shall be  suspended  from the time of such  agreement  until  eighteen months after the Change of Control. For purposes of this Agreement, a "Change of
Control" of the  investment  adviser or sponsor  means a change in  ownership or control  of more  than  fifty  percent  (50%) of the  common  stock or shares of beneficial interest of such investment adviser or sponsor or its parent company.

     10.03  Effect of  Termination.  Upon the  termination  of the  Agreement as provided herein, UMBFS, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its  successor  transfer  agent in the form maintained by UMBFS (to the extent permitted by applicable  license  agreements)
at the  expense of the Trust.  The Trust shall be  responsible  to UMBFS for all costs and expenses  associated  with the  preparation and delivery of such media and all  reasonable  trailing  expenses  incurred by UMBFS,  including,  but not limited to: (a) out-of-pocket  expenses; (b) any custom programming requested by the Trust in connection  with the  preparation  of such media and agreed upon by
UMBFS; (c)  transportation  of forms and other materials used in connection with the processing of Trust transactions by UMBFS; and (d) transportation of records and files in the  possession of UMBFS.  In addition,  UMBFS shall be entitled to such  compensation as the parties may mutually agree for any services other than the  preparation and delivery of such media requested by the Trust and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Trust.  UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.01 Notices. Any notice required or permitted to be given by either party to the other  under this  Agreement  shall be in writing  and shall be deemed to have  been  given  when  sent by  either an  overnight  delivery  service  or by registered or certified mail, postage prepaid,  return receipt requested, to the addresses  listed below, or to such other location as either party may from time to time designate in writing:

       If to UMBFS:        UMB Fund Services, Inc.
                           803 West Michigan Street, Suite A
                           Milwaukee, Wisconsin 53233
                           Attention:  General Counsel

       If to the Trust:    _________________________
                           _________________________
                           _________________________
                           Attention:  _________________

     11.02 Amendments/Assignments.

          A. Except as provided to the contrary  herein,  this Agreement may not be amended or modified in any manner except by a written  agreement  executed by both parties with the formality of this Agreement.

          B.  This  Agreement  shall  extend to and  shall be  binding  upon the parties  hereto,  and their  respective  successors and assigns.  This Agreement shall not be assignable by either party without the written consent of the other party,  except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Trust and except as provided in Section 2.02.

     11.03  Governing Law. This Agreement  shall be governed by and construed in accordance  with the internal laws of the State of Wisconsin,  without regard to its conflict of law provisions.

     11.04  Severability.  If any part,  term or provision of this  Agreement is determined by the courts or any regulatory  authority having  jurisdiction  over the issue to be illegal,  in conflict  with any law or  otherwise  invalid,  the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular  part, term or provision held to be illegal or invalid.

     11.05  Counterparts.  This  Agreement  may be  executed  in any  number  of counterparts,  each of  which  shall  be  deemed  to be an  original;  but  such counterparts shall, together, constitute only one instrument.

     11.06  Non-Exclusivity;  Other Agreements.  The services of UMBFS hereunder are not deemed  exclusive  and UMBFS  shall be free to render  similar and other services to others.  Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any  actions  taken or omitted by any party  hereunder  shall not affect any rights or obligations of any other party hereunder.

     11.07 Captions.  The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     11.08  Trust  Limitations.  This  Agreement  is  executed by the Trust with respect to each of the Funds and the obligations  hereunder are not binding upon any of the trustees,  officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations  pertain and the assets and property of such Fund. All  obligations of the Trust under this Agreement  shall apply  only on a  Fund-by-Fund  basis,  and the  assets of one Fund shall not be liable for the  obligations of another Fund. The Fund's  Declaration of Trust is on file with the State of _______________.

     11.09 Reliance on Information and  Instructions.  The Trustees of the Trust
shall cause the officers,  trustees,  investment  adviser(s)  and  sub-advisers, legal counsel,  independent  accountants,  custodian and other service providers and  agents,  past or  present,  for the Funds to  cooperate  with  UMBFS and to provide UMBFS with such  information,  documents and advice as necessary  and/or appropriate  or as requested  by UMBFS,  in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder,  UMBFS shall (without investigation or verification)  be entitled,  and is hereby  instructed to, rely upon any and all  instructions,  advice,  information  or documents  provided to
UMBFS  by  an  officer  or  representative  of  the  Funds  or  by  any  of  the aforementioned  persons. UMBFS shall be entitled to rely on any document that it reasonably  believes to be genuine and to have been signed or  presented  by the proper  party.  Fees charged by such  persons  shall be an expense of the Trust.
UMBFS  shall  not be held to have  notice  of any  change  of  authority  of any officer,  agent,  representative or employee of the Trust, investment adviser(s)
or service  provider until receipt of written notice thereof from the Trust.  As used in this Agreement,  the term "investment adviser" includes all sub-advisers or persons performing similar services.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                    _______________________________

By: ______________________________         By: ________________________________
              (Signature)                               (Signature)

     ______________________________            ________________________________
              (Name)                                    (Name)

     ______________________________            ________________________________
              (Title)                                   (Title)
     ______________________________            ________________________________
              (Date Signed)                             (Date Signed)

                                   Schedule A
                                     to the
                            Transfer Agency Agreement
                                 by and between
                            ________________________
                                       and
                             UMB Fund Services, Inc.

                                 NAMES OF FUNDS

                                   Schedule B
                                     to the
                            Transfer Agency Agreement
                                 by and between
                              ____________________
                                       and
                             UMB Fund Services, Inc.

                                SERVICE SCHEDULE

o    Set up and maintain  shareholder  accounts and records,  including IRAs and other retirement accounts

o    Make  personal   follow-up   calls  to  prospects  who  return   incomplete
     applications

o    Store account documents electronically

o    Receive and respond to investor account  inquiries by telephone or mail, or by e-mail if the  response  does not  require  the  reference  to  specific shareholder account information

o    Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery,  provided  payment  for  shares  is in the form of a check,  wire transfer or requested  Automated  Clearing  House  transfer,  or such other means as the parties shall mutually agree

o    Process dividend payments by check, wire or ACH, or reinvest dividends

o    Issue daily transaction confirmations and monthly or quarterly statements

o    Issue  comprehensive  clerical  confirmation   statements  for  maintenance
     transactions

o    Provide cost basis statements

o    Mail  prospectus,  annual and  semiannual  reports,  and other  shareholder communications to existing shareholders

o    Implement the Trust's AML Procedures as contemplated by Article VII

o    File IRS Forms 1099, 5498, 1042,  1042-S and 945 with  shareholders  and/or the IRS

o    Handle load and multi-class  processing,  including  rights of accumulation and purchases by letters of intent

o    Calculate 12b-1 plan fees

o    Provide  standards  to  structure  forms  and  applications  for  efficient processing

o    Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

o    Provide basic report access (one person)

o    Conduct periodic Postal clean-up

The foregoing  services do not include  correcting,  verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent UMBFS agrees to take such  actions,  those  actions taken shall be deemed part of this service schedule.

                                Optional Services

The  Funds may  contract  with  UMBFS to  provide  one or more of the  following optional services. Additional fees apply.

o    UMBFS' Internet services, including Adviser Services,  RIA/Broker Services,
     Shareholder  Services,  NAV  Services,  Vision,  Adviser  Central and email services.

o    UMBISG VRU services (per fund group)

o    Shareholder "welcome" packages with initial confirmation

o    Access  to  UMBFS'  Tax  and  Retirement  Group  to  answer  questions  and coordinate retirement plan options

o    Money market funds for short-term investment or exchanges

o    Dedicated service representatives

o    Weekend and holiday shareholder services

o    Customized reorder form tracking

o    Give dealers access through NSCC's Fund/SERV and Networking

o    Customized forms and applications

o    Training of adviser staff on regulatory developments

                                   Schedule C
                                     to the
                            Transfer Agent Agreement
                                 by and between
                             _______________________
                                       and
                             UMB Fund Services, Inc.

                                      FEES

To be provided.

                                   Schedule D
                                     to the
                            Transfer Agent Agreement
                                 by and between
                               __________________
                                       and
                             UMB Fund Services, Inc.

                           RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation,  redemption,  withdrawal  and  transfer  requests  including  stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds